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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-43114 and 333-89082) pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of ViroLogic, Inc. and in the Registration Statements (Forms S-3 No. 333-65716, No. 333-70562, No. 333-86892,
No. 333-102273, No. 333-102995 and No. 333-103980) and related Prospectuses of
ViroLogic, Inc. of our report dated February 7, 2003, with respect to the financial statements and schedule of ViroLogic, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
March 25, 2003